Exhibit 10.1

Five Prime Therapeutics, Inc.

Annual Bonus Plan

Five Prime Therapeutics, Inc. (“FivePrime”) has established this Annual Bonus Plan (the “Bonus Plan”) to align employee performance with annual corporate and personal goals and objectives and to reward the achievement of corporate and personal goals during a plan year.

FivePrime will administer the Bonus Plan at its sole discretion.  FivePrime’s management or Board of Directors may, with respect to any plan year, choose not to fund the Bonus Plan, fund it at any level they choose and determine individual bonuses under the Bonus Plan all at their sole discretion; provided, however, that in connection with the occurrence of a Change in Control (as defined in FivePrime’s 2013 Omnibus Incentive Plan, as amended from time to time (the “OIP”)), the Board of Directors shall fund the Bonus Plan as described below.

Eligibility

All FivePrime employees who work at least 20 hours per week are eligible to participate in the Bonus Plan.  FivePrime will prorate bonuses for employees regularly scheduled to work less than 40 hours weekly based on the number of hours they are regularly scheduled to work.  New employees who join the company by the first business day in October of a calendar year will be eligible to participate in that current year’s bonus plan on a prorated basis based on the employee’s start date.  Employees on approved leaves of absence of more than 6 weeks (or such other period determined by FivePrime in its discretion) in any calendar year may have their annual bonus award prorated in accordance with applicable law to reflect the time they were on leave.

Bonus Target

FivePrime sets a “Bonus Target” for each employee measured as a percentage of the employee’s annual base pay as of March 1 of the plan year, with the following exceptions:

•

If an employee is promoted during a plan year and the employee’s Bonus Target percentage does not change, then the Bonus Target for the employee will be measured as a percentage of the employee’s annual base pay effective immediately after the promotion; and

•

If an employee is promoted during a plan year and the employee’s Bonus Target percentage increases in connection with the promotion, then the Bonus Target for the employee will equal (a) the product of the Bonus Target percentage and annual base pay during the portion of the plan year before the promotion plus (b) the product of the Bonus Target percentage and annual base pay for the portion of the plan year after the promotion.

For non-exempt employees, annual base pay for a plan year includes any overtime compensation paid to the employee during the plan year.

FivePrime seeks to set Bonus Targets based on external compensation benchmarks for similar positions and on internal equity considerations.  The Compensation and Management Development Committee of the Board of Directors (the “Compensation Committee”) sets the Bonus Targets for the CEO and all Senior Vice Presidents, Executive Vice Presidents and other executive officers.  Management sets Bonus Targets for all other positions and reviews the various Bonus Target levels periodically with the Compensation Committee.  The Bonus Target for each employee other than the CEO is comprised of two elements: (i) the employee’s achievement of personal goals; and (ii) FivePrime’s achievement of corporate goals.  The total Bonus Target is equal to the sum of these two elements, each multiplied by their applicable weightings.  The CEO’s Bonus Target is based solely on FivePrime’s achievement of corporate goals.  FivePrime’s Compensation Committee periodically reviews and re-sets the weighting between these two elements in determining bonuses under the Bonus Plan, with input from FivePrime’s management.  The weighting between personal and corporate goal performance varies by level within the company, with greater emphasis placed on corporate performance for management and officers and a greater emphasis on personal performance for other employees of the company.  Initially, the weighting between the employee’s achievement of personal goals and FivePrime’s achievement of corporate goals will be as shown in the table below:

Level	Corporate Goal Weighting	Personal Goal Weighting
CEO	100%	0%
EVP	75%	25%
SVP	60%	40%
Executive Director or VP	40%	60%
Associate Director to Senior Director	30%	70%
All others	20%	80%

Corporate Goals Multiplier

The portion of each employee’s Bonus Target attributed to corporate goal performance will be subject to the “Corporate Goals Multiplier” for the plan year, which will reflect FivePrime’s overall achievement of its corporate goals and other successes and considerations the Compensation Committee may deem relevant for the plan year.  FivePrime will apply the same Corporate Goals Multiplier for all employees for a given plan year. In a year in which we fully achieve all our corporate goals, the Corporate Goals Multiplier would usually be 100%.  Conversely, in a year in which we do not fully achieve our corporate goals, or other considerations warrant, the Compensation Committee may apply a lower Corporate Goals Multiplier such as 75%, 50% or 0%, for example.  If we exceed in aggregate our corporate goals, the Compensation Committee may set the Corporate Goals Multiplier above 100% but in any event not above 200%.  After the end of each calendar year, the CEO and Executive Committee will evaluate FivePrime’s performance in the prior calendar year and recommend a Corporate Goals Multiplier to the Compensation Committee, which has the authority and discretion to determine the Corporate Multiplier.

Personal Goals

All FivePrime employees other than the CEO establish personal goals consistent with FivePrime’s corporate goals and objectives and the priorities of their department.

Employees and their supervisors, with oversight from next level managers, should review progress toward achievement of personal goals on an ongoing basis throughout each calendar year.  The review period for accomplishing personal goals ends on December 31 of each calendar year.

Each personal goal will be assigned a weight reflecting the significance and impact of the goal and the contribution towards corporate and department goals.  The minimum weight assigned to each goal is 5%, and the combined weight of the goals must equal 100%.  Personal goals will be approved by the next level manager.  For FivePrime’s executive officers (other than the CEO), personal goals will be approved by the CEO.

Personal Goals Multiplier

The portion of each employee’s Bonus Target attributed to personal goal performance will be subject to a “Personal Goals Multiplier,” which will reflect the employee’s overall achievement of personal goals and other successes and considerations as determined after the end of each calendar year by management or, in the case of executive officers (other than the CEO), by the Compensation Committee.  The Compensation Committee shall take into account the CEO’s recommendation and evaluation of each executive officer’s individual performance, the Company's overall performance and comparable compensation paid to similarly-situated executives in comparable companies.  In a year in which an employee fully achieves all their personal goals, the Personal Goals Multiplier would usually be 100%.  Conversely, in a year in which an employee does not fully achieve their personal goals, or other considerations warrant, the Personal Goals Multiplier may be 75%, 50% or 0%, for example.  If an employee exceeds in aggregate their personal goals, that employee’s Personal Goals Multiplier may be above 100% but in any event not above 200%.

Payment of Bonuses

After the Corporate Bonus Multiplier and Personal Goals Multipliers are determined for a plan year, FivePrime will calculate and pay bonuses under the Bonus Plan to eligible employees no later than March 15 of the calendar year immediately following the plan year (unless otherwise determined by FivePrime).  Notwithstanding the foregoing, if the corporate goals are not achieved at least 50% of their target, then no bonuses will be paid under the Bonus Plan.  An example calculation of a hypothetical bonus under the Bonus Plan is shown below.

Hypothetical Example

In plan year 20XX, in the aggregate, FivePrime exceeds achievement of its corporate goals and the Compensation Committee sets the Corporate Goals Multiplier at 110%.

Employee #1 has an annual base salary of $150,000, a Bonus Target of 20% and is subject to the 30%/70% weighting allocation between FivePrime’s achievement of corporate goals (30% weighting) and achievement of personal goals (70% weighting). Employee #1 has, in the aggregate, achieved 90% of their personal goals.  The calculation of Employee #1’s bonus is shown below:

Corporate Goal Portion		Personal Goal Portion		Total
$150,000 x 20% x 110% x 30%	+	$150,000 x 20% x 90% x70%	=
↓		↓
$9,900	+	$18,900	=	$28,800

Management maintains absolute discretion in determining the scope and impact of accomplishments as well as the final bonus payout for all employees other than the executive officers (including the CEO).  For the executive officers (including the CEO), the Compensation Committee maintains absolute discretion in determining the scope and impact of accomplishments as well as the final bonus payout.  Employees who have received formal disciplinary action during or after a plan year may have their bonus payout reduced or eliminated for that plan year, at the sole discretion of management.

Because FivePrime intends for bonus payments to incent successful employees to remain with FivePrime, employees must be employed by FivePrime on the day payment is made to earn and be eligible for a bonus payment; provided, however, that, in the event a Change in Control occurs following the end of a plan year and before a bonus has been paid with respect to such prior plan year, an employee employed by FivePrime on the closing date of the Change in Control will be eligible for a bonus payment even if payment of the bonus is made after such closing date and after the date the employee’s employment with FivePrime terminates.

Except in connection with a Change in Control, no participant shall have any vested right to receive any bonus payment until actual delivery of such payment.  This Bonus Plan does not constitute a contract or other agreement concerning employment with FivePrime.  Employment at FivePrime is and remains “at will” and may be terminated at any time by FivePrime or by the employee, either with or without cause.

All payments made under this Bonus Plan shall be subject to recovery or clawback by FivePrime under any clawback policy adopted by FivePrime, whether before or after the date of any payment made under this Bonus Plan.

Change in Control

In the event a Change in Control (as defined in FivePrime’s 2013 Omnibus Incentive Plan) occurs prior to the end of a plan year, each eligible employee employed by FivePrime on the closing date of the Change in Control will receive a pro-rated bonus payout on such closing date based on (1) such employee’s Bonus Target as well as (2) the number of days in the plan year that have elapsed, through and including the closing date.  The amount of the payout shall be based on the following principles, which shall control if there is any inconsistency with any other provision of the Bonus Plan: (1) the Personal Goals Multiplier shall be deemed to be achieved at 100% and (2) the Corporate Goals Multiplier shall be deemed to be achieved at 100%.  If a Change in Control occurs following the completion of a plan year but before the bonus with respect to that year has been paid, then in addition to the bonus payable with respect to the first sentence of this paragraph, each eligible employee employed by FivePrime on the closing date of the Change in Control will receive the bonus for such completed plan year based on actual performance based on the Personal Goals Multiplier and the Corporate Goals Multiplier as determined in accordance with the Bonus Plan. Notwithstanding the foregoing, this Bonus Plan does not provide for duplication (in whole or in part) of benefits with any other agreement or plan.

FivePrime retains the right to alter or eliminate the Bonus Plan and to alter its terms and conditions at any time and for any reason, before, during or after the plan year; provided, however, that FivePrime may not alter or eliminate the Bonus Plan following FivePrime’s receipt of a letter of intent that results in a Change in Control in the event that such alteration or termination would adversely affect a participant’s rights hereunder without such participant’s written consent.  All decisions made by FivePrime, including management and the Board of Directors, will be in their absolute discretion, and are final and not subject to dispute or appeal.

Adopted by the Compensation and Management Development Committee on August 21, 2017

5